Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Hotline:	(608) 458-4040
	Investor Relations:	Zac Fields (319) 786-8146

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2021 RESULTS

•Third quarter GAAP earnings per share was $1.02 in 2021 compared to $0.98 in 2020
•With strong year-to-date results, increased and narrowed 2021 earnings guidance range to $2.61 - $2.67
•Provided 2022 earnings guidance range of $2.65 - $2.79 and 2022 annual common stock dividend target of $1.71
•Increased forecasted 2021 - 2025 net capital expenditures to $7 billion in aggregate

MADISON, Wis. - November 4, 2021 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) for the three months ended September 30 as follows:

	GAAP EPS		Non-GAAP EPS
	2021	2020	2021	2020
Utilities and Corporate Services	$1.01	$0.89	$1.01	$0.89
American Transmission Company (ATC) Holdings	0.03	0.03	0.03	0.03
Non-utility and Parent	(0.02)	0.06	(0.02)	0.02
Alliant Energy Consolidated	$1.02	$0.98	$1.02	$0.94

“We are excited to deliver another quarter of consistent results, including several highlights such as being recognized for the third year in a row as a Top Utility in Economic Development by Site Selection magazine,” said John Larsen, Alliant Energy Chair, President and CEO. “We narrowed and raised our 2021 earnings guidance to a range of $2.61 - $2.67 per share. I am also pleased to share that our Board of Directors has approved a 6% increase in our annual common stock dividend target, raising it to $1.71 per share for 2022.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $1.01 per share of GAAP EPS in the third quarter of 2021, which was $0.12 per share higher than the third quarter of 2020. The primary drivers of higher EPS were higher earnings resulting from IPL’s and WPL’s increasing rate base, as well as higher sales due in part to the derecho windstorm in Iowa and COVID-19 sales impacts in the third quarter of 2020. These items were partially offset by higher depreciation expense and lower allowance for funds used during construction (AFUDC).

Non-utility and Parent - Alliant Energy’s Non-utility and Parent operations generated ($0.02) per share of GAAP EPS in the third quarter of 2021, which was an $0.08 per share earnings decrease compared to the third quarter of 2020. The lower EPS was primarily driven by an adjustment in 2020 to the credit loss liability related to legacy guarantees associated with an affiliate of Whiting Petroleum Corporation (Whiting Petroleum) and timing of income taxes.

Earnings Adjustments - Non-GAAP EPS for the three months ended September 30, 2020 excludes $0.04 per share related to the credit loss adjustment described above for Alliant Energy’s Non-utility and Parent. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Estimated Temperature Impacts to Non-GAAP EPS - The estimated year-to-date impact of temperatures on EPS compared to normal temperatures, is an $0.08 per share gain in 2021. The midpoint of the temperature normalized non-GAAP EPS guidance for the full year 2021 is $2.57.

Details regarding GAAP EPS variances between the third quarters of 2021 and 2020 for Alliant Energy are as follows:

Variance
Higher revenue requirements primarily due to increasing rate base	$0.07
Higher depreciation expense	(0.03)
Lower allowance for funds used during construction	(0.02)
Credit loss adjustment on guarantee for affiliate of Whiting Petroleum in 2020	(0.04)
Other (includes higher sales due to the Derecho and COVID-19 in 2020)	0.06
Total	$0.04

Higher revenue requirements primarily due to increasing rate base - In 2020, IPL received a final order from the Iowa Utilities Board (IUB) to increase annual rates for its Iowa retail electric customers based on a 2020 forward-looking Test Period. Effective with the implementation of final rates covering the 2020 forward-looking Test Period on February 26, 2020, IPL began recovering a return of, as well as earning a return on, its new wind generation placed in service in 2019 and 2020 from its retail electric customers through a renewable energy rider. Other applicable costs and tax benefits associated with the new wind generation, excluding operation and maintenance expenses, are also included in the rider. The renewable energy rider factor is updated on an annual basis using forecasted rate base and costs for the current year. The 2021 renewable energy rider factor includes the impact of the wind expansion completed in 2020, resulting in increased earnings for 2021. IPL recognized a $0.02 per share increase in the third quarter of 2021 due to the higher revenue requirements from increasing rate base related to the wind generation placed in service during 2020. This increasing rate base at IPL also resulted in higher depreciation expense and lower AFUDC in the third quarter of 2021.

In December 2020, the Public Service Commission of Wisconsin issued an order authorizing WPL to maintain its current retail electric and gas base rates, authorized return on equity, regulatory capital structure and earnings sharing mechanism through the end of 2021. WPL began to utilize anticipated fuel-related cost savings and excess deferred income tax benefits in 2021 to offset the revenue requirement impacts of increasing electric and gas rate base. WPL recognized a $0.05 per share increase in the third quarter of 2021 due to higher revenue requirements from increasing electric and gas rate base. This increasing rate base at WPL was primarily attributable to its Kossuth wind farm, which was placed in service in October 2020, and the expansion of its gas distribution system in Western Wisconsin, which was placed in service in November 2020. This increasing rate base at WPL also resulted in higher depreciation expense and lower AFUDC in the third quarter of 2021.

Credit loss adjustment on guarantee for affiliate of Whiting Petroleum in 2020 - A wholly-owned subsidiary of Alliant Energy continues to guarantee the partnership obligations of an affiliate of Whiting Petroleum under multiple general partnership agreements. The partnership obligations include costs associated with the future abandonment of certain facilities owned by the partnerships. Whiting Petroleum completed its bankruptcy proceedings in the third quarter of 2020. Alliant Energy estimated a decrease in the current expected credit loss related to the guarantees and recognized $0.04 per share of earnings in the third quarter of 2020. This was a non-recurring increase to earnings in the third quarter of 2020.

2021 Earnings Guidance

Alliant Energy is updating its EPS guidance for 2021 as follows. The midpoint of the 2021 EPS guidance was increased by $0.07 per share primarily due to favorable temperature impacts on retail electric and gas sales through the third quarter.

	Revised	Previous
Alliant Energy Consolidated	$2.61 - $2.67	$2.50 - $2.64

Drivers for Alliant Energy’s 2021 earnings guidance include, but are not limited to:
•Ability of IPL and WPL to earn their authorized rates of return
•Stable economy and resulting implications on utility sales
•Normal temperatures in its utility service territories for the rest of the year
•Execution of cost controls
•Execution of capital expenditure and financing plans
•Consolidated effective tax rate of (13%)

The 2021 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, settlement charges related to employee benefit plans, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, future changes in laws or regulations including potential tax reform, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

2022 Earnings Guidance

Alliant Energy is issuing EPS guidance for 2022 of $2.65 - $2.79. Drivers for Alliant Energy’s 2022 earnings guidance include, but are not limited to:
•Ability of IPL and WPL to earn their authorized rates of return
•Stable economy and resulting implications on utility sales
•Normal temperatures in its utility service territories
•Execution of cost controls
•Execution of capital expenditure and financing plans
•Consolidated effective tax rate of 6%

The 2022 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

“We will continue to execute on our purpose-driven plan in 2022, continuing construction on many of our planned solar projects that will provide the reliable, affordable and clean energy our customers want and deserve. Our 12-year track record of 5% to 7% long-term growth continues with our 2022 earnings guidance of $2.65 - $2.79 per share,” said Larsen.

2022 Annual Common Stock Dividend Target

Alliant Energy’s Board of Directors approved a 6% increase, or $0.10 per share, to its 2022 expected annual common stock dividend target of $1.71 per share from the current annual common stock dividend target of $1.61 per share. Payment of the 2022 quarterly dividend is subject to the actual dividend declaration by the Board of Directors each quarter, which is expected in January 2022 for the first quarter dividend.

Projected Capital Expenditures

Alliant Energy has updated its projected net capital expenditures for 2021 through 2025, which total $7 billion, as follows (in millions). The projected capital expenditures exclude AFUDC and capitalized interest, if applicable. Cost estimates represent Alliant Energy’s estimated portion of total construction expenditures.

	2021	2022	2023	2024	2025
Generation:
Renewable projects	$385	$550	$520	$1,270	$675
Other	90	105	185	190	90
Distribution:
Electric systems	490	445	560	605	625
Gas systems	70	70	80	70	75
Other	165	185	185	185	205
Gross Capital Expenditures	1,200	1,355	1,530	2,320	1,670
Solar Project Tax Equity	—	(190)	(125)	(580)	(170)
Net Capital Expenditures	$1,200	$1,165	$1,405	$1,740	$1,500

Earnings Conference Call

A conference call to review the third quarter 2021 results is scheduled for Friday, November 5 at 9:00 a.m. central time. Alliant Energy Chair, President and Chief Executive Officer John Larsen, and Executive Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-394-8218 (United States or Canada) or 323-794-2149 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through November 12, 2021, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 975,000 electric and 420,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•the direct or indirect effects resulting from the COVID-19 pandemic, including vaccine mandates and testing requirements, on sales volumes, margins, operations, employees, contractors, vendors, the ability to complete construction projects, supply chains, customers’ inability to pay bills, suspension of disconnects, the market value of the assets that fund pension plans and the potential for additional funding requirements, the ability of counterparties to meet their obligations, compliance with regulatory requirements, the ability to implement regulatory plans, economic conditions and access to capital markets;
•the impact of pending COVID-19 vaccine mandates on workforce availability;
•the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;
•the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;
•the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;
•the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;
•the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;
•IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed and certain other retired assets, decreases in sales volumes, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;
•federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders;
•the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;
•the impacts of changes in the tax code, including tax rates, minimum tax rates, and adjustments made to deferred tax assets and liabilities;
•employee workforce factors, including changes in key executives, ability to hire and retain employees with specialized skills, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;
•any material post-closing payments related to any past asset divestitures, including the sale of Whiting Petroleum, which could result from, among other things, indemnification agreements, warranties, guarantees or litigation;
•weather effects on results of utility operations;
•issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals rule, future changes in environmental laws and regulations, including federal, state or local regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;
•increased pressure from customers, investors and other stakeholders to more rapidly reduce carbon dioxide emissions;
•the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;
•continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;
•inflation and interest rates;
•the ability to complete construction of solar generation projects within the cost targets set by regulators due to cost increases of materials, equipment and commodities including due to tariffs, labor issues or supply shortages, the ability to achieve the expected level of tax benefits based on tax guidelines and project costs, and the ability to efficiently utilize the solar generation project tax benefits for the benefit of customers;
•disruptions to the supply of materials, equipment and commodities needed to construct solar generation projects, including due to shortages, labor issues or transportation issues, which may impact the ability to meet capacity requirements and result in increased capacity expense;
•changes in the price of delivered natural gas, transmission, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;
•disruptions in the supply and delivery of natural gas, purchased electricity and coal;
•the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;
•issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;
•impacts that excessive heat, excessive cold, storms or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities or on the operations of Alliant Energy’s investments;
•Alliant Energy’s ability to sustain its dividend payout ratio goal;

•changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, timing and form of benefits payments, life expectancies and demographics;
•material changes in employee-related benefit and compensation costs;
•risks associated with operation and ownership of non-utility holdings;
•changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;
•impacts on equity income from unconsolidated investments from valuations and potential changes to ATC LLC’s authorized return on equity;
•impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;
•changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;
•current or future litigation, regulatory investigations, proceedings or inquiries;
•reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;
•the effect of accounting standards issued periodically by standard-setting bodies;
•the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and
•other factors listed in the “2021 Earnings Guidance” and “2022 Earnings Guidance” sections of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), including the sections therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2021 and 2022 earnings guidance, 2022 annual common stock dividend target and 2021-2025 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include income and EPS for the three and nine months ended September 30, 2020 excluding a credit loss adjustment on guarantees for an affiliate of Whiting Petroleum. Alliant Energy believes this non-GAAP financial measure is useful to investors because it provides an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provides additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the three and nine months ended September 30, 2021 and 2020. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release references year-over-year variances in utility electric margins and utility gas margins. Utility electric margins and utility gas margins are non-GAAP financial measures that will be reported and reconciled to the most directly comparable GAAP measure, operating income, in our third quarter 2021 Form 10-Q.

The tax impact adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustment excluded from non-GAAP net income. The tax impact of the non-GAAP adjustment is calculated based on the estimated consolidated statutory tax rate.

This press release also includes temperature-normalized non-GAAP EPS guidance for the year ended December 31, 2021. Alliant Energy believes this non-GAAP guidance measure is useful to investors because the measure facilitates period-to-period comparison of Alliant Energy’s operating performance and provides investors with information on a basis consistent with measures that management uses to assess Alliant Energy’s earnings growth rate.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow and in the case of temperature normalized non-GAAP EPS guidance, in the press release above.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three months ended September 30:

EPS:	Three Months
	GAAP EPS		Adjustments		Non-GAAP EPS
	2021	2020	2021	2020	2021	2020
IPL	$0.63	$0.59	$—	$—	$0.63	$0.59
WPL	0.37	0.29	—	—	0.37	0.29
Corporate Services	0.01	0.01	—	—	0.01	0.01
Subtotal for Utilities and Corporate Services	1.01	0.89	—	—	1.01	0.89
ATC Holdings	0.03	0.03	—	—	0.03	0.03
Non-utility and Parent	(0.02)	0.06	—	(0.04)	(0.02)	0.02
Alliant Energy Consolidated	$1.02	$0.98	$—	($0.04)	$1.02	$0.94

Earnings (in millions):	Three Months
	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2021	2020	2021	2020	2021	2020
IPL	$157	$148	$—	$—	$157	$148
WPL	93	73	—	—	93	73
Corporate Services	4	3	—	—	4	3
Subtotal for Utilities and Corporate Services	254	224	—	—	254	224
ATC Holdings	8	8	—	—	8	8
Non-utility and Parent	(6)	14	—	(11)	(6)	3
Alliant Energy Consolidated	$256	$246	$—	($11)	$256	$235

Adjusted, or non-GAAP, earnings for the three months ended September 30 do not include the following item that was included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2021	2020	2021	2020
Non-utility and Parent:
Credit loss adjustment on guarantees for an affiliate of Whiting Petroleum, net of tax impacts of $4 million	$—	($11)	$—	($0.04)

The following tables provide a summary of Alliant Energy’s results for the nine months ended September 30:

EPS:	Nine Months
	GAAP EPS		Adjustments		Non-GAAP EPS
	2021	2020	2021	2020	2021	2020
IPL	$1.28	$1.17	$—	$—	$1.28	$1.17
WPL	0.86	0.88	—	—	0.86	0.88
Corporate Services	0.04	0.04	—	—	0.04	0.04
Subtotal for Utilities and Corporate Services	2.18	2.09	—	—	2.18	2.09
ATC Holdings	0.10	0.11	—	—	0.10	0.11
Non-utility and Parent	—	0.02	—	(0.02)	—	—
Alliant Energy Consolidated	$2.28	$2.22	$—	($0.02)	$2.28	$2.20

Earnings (in millions):	Nine Months
	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2021	2020	2021	2020	2021	2020
IPL	$322	$290	$—	$—	$322	$290
WPL	215	220	—	—	215	220
Corporate Services	11	10	—	—	11	10
Subtotal for Utilities and Corporate Services	548	520	—	—	548	520
ATC Holdings	24	26	—	—	24	26
Non-utility and Parent	(1)	4	—	(5)	(1)	(1)
Alliant Energy Consolidated	$571	$550	$—	($5)	$571	$545

Adjusted, or non-GAAP, earnings for the nine months ended September 30 do not include the following item that was included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2021	2020	2021	2020
Non-utility and Parent:
Credit loss adjustments on guarantees for an affiliate of Whiting Petroleum, net of tax impacts of $2 million	$—	($5)	$—	($0.02)

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Revenues:
Electric utility	$939	$852	$2,357	$2,257
Gas utility	50	42	289	253
Other utility	13	10	36	32
Non-utility	22	16	60	57
	1,024	920	2,742	2,599
Operating expenses:
Electric production fuel and purchased power	207	179	478	527
Electric transmission service	148	132	403	326
Cost of gas sold	18	11	149	117
Other operation and maintenance	171	143	477	465
Depreciation and amortization	165	156	494	454
Taxes other than income taxes	26	27	78	82
	735	648	2,079	1,971
Operating income	289	272	663	628
Other (income) and deductions:
Interest expense	68	68	206	207
Equity income from unconsolidated investments, net	(13)	(15)	(47)	(46)
Allowance for funds used during construction	(7)	(13)	(16)	(51)
Other	3	3	7	7
	51	43	150	117
Income before income taxes	238	229	513	511
Income tax benefit	(21)	(20)	(66)	(47)
Net income	259	249	579	558
Preferred dividend requirements of IPL	3	3	8	8
Net income attributable to Alliant Energy common shareowners	$256	$246	$571	$550
Weighted average number of common shares outstanding:
Basic	250.3	249.7	250.2	247.9
Diluted	250.8	250.0	250.6	248.1
Earnings per weighted average common share attributable to Alliant Energy common shareowners:
Basic	$1.02	$0.99	$2.28	$2.22
Diluted	$1.02	$0.98	$2.28	$2.22

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2021	December 31, 2020
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$20	$54
Other current assets	995	833
Property, plant and equipment, net	14,738	14,336
Investments	514	485
Other assets	2,062	2,002
Total assets	$18,329	$17,710
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$383	$8
Commercial paper	316	389
Other current liabilities	858	900
Long-term debt, net (excluding current portion)	6,692	6,769
Other liabilities	3,895	3,756
Equity:
Alliant Energy Corporation common equity	5,985	5,688
Cumulative preferred stock of Interstate Power and Light Company	200	200
Total equity	6,185	5,888
Total liabilities and equity	$18,329	$17,710

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2021	2020
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$876	$767
Accounts receivable sold to a third party	(399)	(331)
Net cash flows from operating activities	477	436
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(772)	(935)
Other	(60)	(39)
Cash receipts on sold receivables	423	318
Other	(43)	(23)
Net cash flows used for investing activities	(452)	(679)
Cash flows from (used for) financing activities:
Common stock dividends	(304)	(281)
Proceeds from issuance of common stock, net	22	241
Proceeds from issuance of long-term debt	300	1,050
Payments to retire long-term debt	(4)	(654)
Net change in commercial paper	(73)	85
Other	2	(22)
Net cash flows from (used for) financing activities	(57)	419
Net increase (decrease) in cash, cash equivalents and restricted cash	(32)	176
Cash, cash equivalents and restricted cash at beginning of period	56	18
Cash, cash equivalents and restricted cash at end of period	$24	$194

KEY FINANCIAL AND OPERATING STATISTICS

	September 30, 2021	September 30, 2020
Common shares outstanding (000s)	250,361	249,761
Book value per share	$23.91	$22.86
Quarterly common dividend rate per share	$0.4025	$0.38

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Utility electric sales (000s of megawatt-hours)
Residential	2,164	2,121	5,711	5,565
Commercial	1,777	1,679	4,804	4,599
Industrial	2,882	2,752	8,122	7,759
Industrial - co-generation customers	208	210	625	573
Retail subtotal	7,031	6,762	19,262	18,496
Sales for resale:
Wholesale	799	713	2,128	1,906
Bulk power and other	1,054	740	2,283	3,056
Other	18	17	53	53
Total	8,902	8,232	23,726	23,511
Utility retail electric customers (at September 30)
Residential	831,478	825,720
Commercial	144,296	143,085
Industrial	2,451	2,402
Total	978,225	971,207
Utility gas sold and transported (000s of dekatherms)
Residential	1,190	1,388	18,456	18,509
Commercial	1,542	1,553	12,736	11,940
Industrial	532	559	2,107	2,096
Retail subtotal	3,264	3,500	33,299	32,545
Transportation / other	26,365	24,842	74,111	79,546
Total	29,629	28,342	107,410	112,091
Utility retail gas customers (at September 30)
Residential	375,304	373,485
Commercial	44,199	44,038
Industrial	342	343
Total	419,845	417,866

Estimated margin increases (decreases) from impacts of temperatures (in millions) -
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Electric margins	$5	$6	$25	$5
Gas margins	(1)	—	1	(1)
Total temperature impact on margins	$4	$6	$26	$4

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Normal	2021	2020	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	39	153	124	4,373	4,149	4,222
Madison, Wisconsin (WPL)	50	174	149	4,409	4,311	4,482
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	621	562	548	950	796	790
Madison, Wisconsin (WPL)	510	521	495	820	735	679

(a)HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.